Amended & Restated Mutual Fund Rider to Global Custody Agreement, as amended (the “Agreement”) between JPMorgan Chase Bank, N.A., Ardian Access LLC, together with its wholly-owned subsidiaries listed on Annex C of the Agreement, and Ardian Access Secondary Infrastructure Fund LLC, together with its wholly-owned subsidiaries listed on Annex C of the Agreement, effective May 29, 2026.

This Agreement replaces and supersedes the original Mutual Fund Rider to Global Custody Agreement entered into on March 20, 2025.

The following modifications are made to the Agreement:

A.	Add a new Section 2.18 to the Agreement as follows:

2.18	Compliance With Securities And Exchange Commission (“SEC”) Rule 17f-5 (“Rule 17f-5”).

(a)

Customer’s board of directors (or equivalent body) (hereinafter ‘Board’) hereby delegates to J.P. Morgan, and, except as to the country or countries as to which J.P. Morgan may, from time to time, advise Customer that it does not accept such delegation, J.P. Morgan hereby accepts the delegation to it, of the obligation to perform as Customer’s ‘Foreign Custody Manager’ (as that term is defined in rule 17f-5(a)(3) as promulgated under the Investment Company Act of 1940, as amended (“1940 Act”)), including for the purposes of: (i) selecting Subcustodians to hold foreign Financial Assets and Cash, (ii) evaluating the contractual arrangements with such Subcustodians (as set forth in rule 17f-5(c)(2)), (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

(b)	In connection with the foregoing, J.P. Morgan shall:

(i)

provide written reports notifying Customer’s Board of the placement of Financial Assets and Cash with particular Subcustodians and of any material change in the arrangements with such Subcustodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer’s foreign custody arrangements (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and Cash with particular Subcustodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Subcustodians);

(ii)

exercise such reasonable care, prudence and diligence in performing as Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;

Mutual Fund Rider to Global Custody Agreement

(iii)

in selecting a Subcustodian, first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Subcustodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

(iv)

determine that the written contract with a Subcustodian requires that the Subcustodian shall provide reasonable care for foreign Financial Assets and Cash based on the standards applicable to custodians in the relevant market.

(v)

have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Subcustodians and of the governing contractual arrangements; it being understood, however, that in the event that J.P. Morgan shall have determined that the existing Subcustodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Subcustodian in that country would afford reasonable care, J.P. Morgan shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected foreign Financial Assets and cash.

Subject to (b)(i)-(v) above, J.P. Morgan is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of Customer with Subcustodians pursuant to a written contract deemed appropriate by J.P. Morgan.

(c)

J.P. Morgan shall use reasonable efforts for markets for which it is acting as Foreign Custody Manager to use as its Subcustodians entities that are Eligible Foreign Subcustodians. In cases where due to (i) Applicable Law in a market or (ii) market practice or market conditions it is not practicable to have the subcustody services performed by an Eligible Foreign Custodian, J.P. Morgan shall promptly advise the Customer of the circumstances, including any mitigants that may support a conclusion that the arrangement may nevertheless comply with rule 17f-5.

(d)

Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(e)

J.P. Morgan represents to Customer that it is a U.S. Bank as defined in rule 17f-5(a)(7). Customer represents to J.P. Morgan that: (1) the foreign Financial Assets and cash being placed and maintained in J.P. Morgan’s custody are subject to the 1940 Act, as the same may be amended from time to time; (2) (i) its Board has determined that it is reasonable to rely on J.P. Morgan to perform as Customer’s Foreign Custody Manager, and (ii) its Board or its investment adviser shall have determined that Customer may maintain foreign Financial Assets and cash in each country in which Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require J.P. Morgan to make any selection or to engage in any monitoring on behalf of Customer that would entail consideration of Country Risk.

Mutual Fund Rider to Global Custody Agreement

(f)

J.P. Morgan shall provide to Customer such information relating to Country Risk as is specified in Appendix 1 hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) J.P. Morgan has gathered the information from sources it considers reliable, but that J.P. Morgan shall have no responsibility for inaccuracies or incomplete information.

B.	Add a new Section 2.19 to the Agreement as follows:

2.19	Compliance with SEC Rule 17f-7 (“rule 17f-7”).

(a)

J.P. Morgan shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer’s foreign Financial Assets with each Eligible Securities Depository used by J.P. Morgan as of the date hereof (or, in the case of an Eligible Securities Depository not used by J.P. Morgan as of the date hereof, prior to the initial placement of Customer’s foreign Financial Assets at such Eligible Securities Depository) and at which any foreign Financial Assets of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at J.P. Morgan’s Website. In connection with the foregoing, (i) Customer shall notify J.P. Morgan of any Eligible Securities Depositories at which it does not choose to have its foreign Financial Assets held and hereby covenants that it will not issue any Instructions to J.P. Morgan to hold its foreign Financial Assets at such Eligible Securities Depositories, (ii) Customer hereby waives, and releases J.P. Morgan from, any liability that J.P Morgan may incur to Customer in connection with any Instructions delivered to J.P. Morgan in contravention of such notification and (iii) Customer shall be solely liable for any Instructions delivered to J.P. Morgan in contravention of such notification. J.P. Morgan shall monitor the custody risks associated with maintaining Customer’s foreign Financial Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

(b)	J.P. Morgan shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.18(a) above.

(c)

A list of the Securities Depositories that are used through J.P. Morgan’s network shall be made available to the Customer via J.P. Morgan’s web site. In the exercise of diligence, J.P. Morgan shall determine the eligibility under rule 17f-7 of each Securities Depository included on the aforementioned list and shall promptly advise Customer if any Securities Depository ceases to be eligible. J.P. Morgan may modify the list of Securities Depositories from time to time upon notice to the Customer.

Mutual Fund Rider to Global Custody Agreement

C.	Add the following definitions in alphabetical order to Section 1.2 of the Agreement:

“Eligible Foreign Custodian” means (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country’s government or an agency thereof, or (ii) a majority-owned direct or indirect subsidiary of a U.S. Bank (as defined in rule 17f-5(a)(7)) or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

“Eligible Securities Depository” shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order.

D.

Add the following language to the end of the definition of “Securities Depository” in Section 1.2 of the Agreement: “The term ‘Securities Depository’ as used in this Agreement when referring to a securities depository located in the U.S. shall mean a ‘securities depository’ as defined in rule 17f-4(c)(6).”

ARDIAN ACCESS LLC		JPMORGAN CHASE BANK, N.A.

By:	/s/ Aymeric Lepeu	By:	/s/ Nicole Olech
Name: Aymeric Lepeu		Name: Nicole Olech
Title: Treasurer		Title: Vice President, Global Custody Product Management
Date: 8/24/2026		Date: 8/25/26

ARDIAN ACCESS SECONDARY INFRASTRUCTURE FUND LLC

By:	/s/ Aymeric Lepeu
Name: Aymeric Lepeu
Title: Treasurer
Date: 8/24/2026

Mutual Fund Rider to Global Custody Agreement

Appendix 1-A

Information Regarding Country Risk

1.	To aid Customer in its determinations regarding Country Risk, J.P. Morgan shall furnish annually, and upon the initial placing of Financial Assets and cash into a country, the following information:

A.	Opinions of local counsel concerning:

i.

Whether applicable foreign law would restrict the access of Customer’s independent public accountants to books and records kept by a Subcustodian located in that country which pertain to the Customer’s account.

ii.	Whether applicable foreign law would restrict Customer’s ability to recover its Financial Assets and cash in the event of the bankruptcy of a Subcustodian located in that country.

iii.	Whether applicable foreign law would restrict Customer’s ability to recover Financial Assets that are lost while under the control of a Subcustodian located in the country.

iv.	Whether applicable foreign law would restrict the Customer’s right as foreign investors to convert Customer’s cash or cash equivalents into U.S. dollars which have not yet been invested in securities.

B.	A market profile with respect to the following topics:

(i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) securities depositories (including depository risk assessment), if any.

2.	To aid Customer in monitoring Country Risk, J.P. Morgan shall furnish the Board the following additional information:

NewsFlashes, including with respect to changes in the information included in market profiles

Mutual Fund Rider to Global Custody Agreement